Exhibit 99.1

POWERSECURE ACQUIRES LIME ENERGY’S ESCO BUSINESS

—Company to host conference call at 8:30a.m. ET today—

Wake Forest, N.C. – March 1, 2013 – PowerSecure International, Inc. (Nasdaq: POWR) today announced that PowerSecure has acquired Lime Energy’s (Nasdaq: LIME) energy services company (ESCO) support business, which serves major ESCOs in delivering energy efficiency upgrades for large facilities, for $1.9 million in cash. PowerSecure also will assume $3.7 million of net liabilities related to projects in progress.

PowerSecure takes over approximately $27 million of projects previously awarded to Lime Energy and expects to recognize the revenue and profit from these projects as they are completed.

PowerSecure expects that the transaction will be accretive to EBIDTA and earnings in 2013, subject to finalization of the accounting related to the amortization of intangible assets. PowerSecure will reflect these projects in its reported revenue backlog as customer transition, permitting and bonding matters are finalized.

“We are excited to serve major ESCO companies in their delivery of energy efficiency solutions to customers coast-to-coast. In addition to taking over existing projects, we are also excited about the strong pipeline of potential new projects Lime’s team has developed,” said Sidney Hinton, chief executive officer of PowerSecure.

“The addition of Lime Energy’s proven ESCO business provides additional capabilities that complement our existing best-in-class energy efficiency offerings and opens new potential channels for our LED lighting, distributed generation and utility infrastructure solutions,” Hinton added.

With the acquisition, PowerSecure adds to its portfolio of energy efficient facility technologies and expertise, which now includes lighting solutions, HVAC system upgrades, building envelope upgrades, transformer efficiency upgrades and water conservation systems. The business serves ESCOs by providing energy efficiency solutions across a range of facilities, including high-rise office buildings, distribution facilities, manufacturing plants, retail sites, mixed use complexes, large government sites and small, local facilities.

PowerSecure’s strong financial position is a catalyst for the transaction, given the projects’ stringent performance bonding requirements, PowerSecure’s exceptional balance sheet and track record of success on large infrastructure projects.

Conference Call

PowerSecure International, Inc. (Nasdaq: POWR) will host a conference call on Friday, March 1, 2013 at 8:30 a.m. ET to discuss the company’s acqusition of Lime Energy’s (NASDAQ: LIME) energy services company (ESCO) business.

To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com.

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Analysts and institutional investors can also access the call by dialing 888-679-8034 (or 617-213-4847 if dialing internationally) and providing passcode 88541313. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on March 15, 2013. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 46171664. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the amount of future projects, contracts and revenues to be acquired and recognized from the reported transaction, the other anticipated benefits and future results of the reported transaction; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses and the reported transaction; and statements of assumptions underlying the foregoing.

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Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

(919) 453-2103

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